UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario	001-36532	98-1220792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

243 Tresser Blvd, 17th Floor
 Stamford, Connecticut, United States 06901
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (647) 952 5049

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	ANY	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2025, Sphere 3D Corp. (the "Company") appointed Tiah Reppas as its Chief Accounting Officer. On December 17, 2025, the Company entered into an employment agreement with Ms. Reppas (the "Employment Agreement") which amends and restates the Offer Letter between the Company and Ms. Reppas, dated April 7, 2025, in its entirety.  Pursuant to the Employment Agreement, the Company will pay Ms. Reppas an annual base salary of $280,000. At the discretion of the Company's board of directors (the "Board"), Ms. Reppas will be eligible to receive an annual discretionary bonus up to 60% of her base salary, and additional restricted stock units based upon the achievement of certain performance and financial thresholds to be determined by the Board. Ms. Reppas is also entitled to participate in any employee benefit plans we may from time to time have in effect for any of our executive management employees.

All compensation and unvested benefits payable under the Employment Agreement shall terminate on the date of the termination of Ms. Reppas's employment, unless Ms. Reppas's employment is terminated by us without cause or by Ms. Reppas for good reason, each as defined in the Employment Agreement, or as a result of a material breach by us of any of our obligations under the Employment Agreement or any other agreement to which the Company and Ms. Reppas are parties, in which case Ms. Reppas shall be entitled to (i) continued payment of her base salary at the rate and schedule then in effect for a period of six months after the date of termination; (ii) 25% of her target bonus for a period of six months; (iii) continuation of certain benefits for six months after the date of termination; and (iv) the immediate vesting of any outstanding unvested stock options, restricted stock units or other stock awards that vest within 12 months after the date of termination.

In the event the Company consummates a significant corporate transaction, as determined by the CEO (the "Transaction") and Ms. Reppas' employment with the Company remains in good standing, she will be eligible to receive a one-time bonus of $75,000, payable to her within 60 days of the closing date of the Transaction.

In connection with the Employment Agreement, on December 9, 2025, Ms. Reppas received 500,000 restricted stock units valued at $232,550, based upon the common share price on the date of grant of $0.4651, 30% of which will vest on March 1, 2026, and the remaining which vest in equal quarterly installments beginning June 1, 2026 and ending December 1, 2027.

The above description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2025 the Company appointed Ms. Reppas as its Chief Accounting Officer. Ms. Reppas will serve as the Company's principal financial and accounting officer.  Ms. Reppas is an active Certified Public Accountant. Ms. Reppas has served as the Company's Vice President of Accounting and Finance since April 2025 and as the Company's Vice President of Finance and Corporate Controller from November 2017 to January 2019 and Corporate Controller from December 2014 to January 2019. Since July 2021 Ms. Reppas has been a fractional Chief Accounting Officer, Controller and advisor to small public and private companies. In this capacity she has been responsible for accounting and technical accounting functions, SEC compliance, managed audit, tax and banking audits, reviews and compliance, and supported capital raises and mergers and acquisition activities. From January 2019 to July 2021, Ms. Reppas served as Corporate Controller of Ra Medical Systems, Inc. (NYSE:RMED), Chief Accounting Officer and Corporate Controller from January 2020 to July 2021 and Vice President, Chief Accounting Officer and Corporate Controller from March 2021 to July 2021. Ms. Reppas is a former auditor with Deloitte & Touche LLP and holds a Bachelor of Arts, business economics with accounting emphasis, from the University of California at Santa Barbara.

There are no arrangements or understandings between Ms. Reppas and any other persons pursuant to which she was appointed as Chief Accounting Officer. There are no family relationships between Ms. Reppas and any director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

10.1	Employment Agreement dated December 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 22, 2025

SPHERE 3D CORP.

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch
Chief Executive Officer